Exhibit 99.1

DATE: May 7, 2012

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

Apco Reports First-Quarter Results and First Discovery in Colombia

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today announced that for the three-month period ended March 31, 2012, it generated unaudited net income attributable to Apco of $10.1 million, or $0.34 per share, compared with net income of $8.2 million, or $0.28 cents per share, for the same period in 2011.

Net income improved quarter-to-quarter primarily due to higher average oil sales prices and greater equity income from Argentine investment. These favorable variances were partially offset by higher costs and operating expenses, including significantly higher exploration expense.

Total operating revenues increased by $7 million compared with first-quarter 2011. Higher average oil sales prices accounted for $5.6 million of the increase for the quarter. A 5 percent increase in oil sales volumes resulted in a $1.2 million favorable impact on revenues.

Total costs and operating expenses for the quarter increased by $7.8 million, primarily from higher exploration expense and production costs including depreciation, depletion and amortization expense.

Compared with first-quarter 2011, Apco incurred $4.6 million more exploration expense due to increased exploration activity which substantially offset the benefits of higher sales prices.

In first-quarter 2012, significant 3D seismic acquisition investments were made in Apco’s properties in the San Jorge basin of Argentina and in the Llanos basin of Colombia.

Apco also experienced higher equity income from its 40.72 percent interest in Petrolera Entre Lomas S.A. (Petrolera). During first-quarter 2012, the benefits of higher average sales prices and greater sales volumes contributed to an increase of $3.5 million in equity income from Argentine investment compared with the same period of 2011.

In recent months, the Argentine government asserted that exploration and production companies operating in Argentina had not invested sufficiently to overcome domestic production declines, resulting in reduced levels of oil and natural gas production as well as reductions in oil and natural gas proved reserves.

On that basis, various provinces rescinded several of YPF’s concessions and two non-producing concessions from two other oil and gas companies. On April 16, 2012, the federal government took actions to expropriate from Repsol a majority interest in YPF, the largest hydrocarbon-producing company in Argentina.

“We feel that because of YPF’s sheer size within Argentina’s hydrocarbon sector, the government was primarily focused on YPF as the main contributor to the cost of its energy subsidies. Apco remains fully committed to Argentina where we have been investing for more than 40 years,” said Ralph Hill, Apco’s chief executive officer.

“Our track record of prudent development and exploration investments has resulted in increased production and reserves growth for many years,” Hill added.

2012 Capital Program, Operational Update and Colombia Discovery

During first-quarter 2012, capital expenditures of $9.4 million were invested primarily in development drilling in Neuquén basin properties and exploration drilling in Coirón Amargo.

Development drilling in Apco’s core Neuquén basin properties is on schedule, with results in line with expectations. The testing of the CAS x-1 well was also completed after a multi-stage fracture of the Vaca Muerta formation. The well was tested for a period of 48 days and produced intermittently for the equivalent 20 days with an average flowing oil rate of 173 barrels per day. The well is now on production.

During the balance of the year, multi-stage fractures of the Vaca Muerta are expected to take place both in the Coirón Amargo and Bajada del Palo concessions. Although results of this well test are encouraging, exploration of the Vaca Muerta in the Neuquén basin is in the very early stages. At this point, the productive behavior of the formation is not well understood.

In March, Apco commenced drilling the first exploration well in Colombia’s Llanos 32 block where the company has a 20 percent working interest. The Maniceño-1 well reached a measured depth of 11,027 feet on April 18, 2012. The well encountered approximately 50 feet of oil column at the top of the Mirador formation. It was then perforated across a 14-foot section, and over a period of four hours the well flowed oil, on jet pump, at a rate of 7,558 barrels of oil per day. In addition, the well flowed naturally at a rate of 3,036 barrels of oil per day over a subsequent six-hour period.

Results of the production testing are being evaluated to determine the optimal rate at which the Maniceño-1 well should be produced in order to maximize the ultimate volume of oil to be recovered from this reservoir.

After installing a high-volume electric submersible pump in the Maniceño-1 well, the drilling rig will move to a second Llanos 32 exploration drilling location, the Samaria Norte-1 prospect. It is expected to spud before the end of May 2012.

Apco does not expect production to commence from the Maniceno well until third-quarter 2012 after it has learned the results of the Samaria well, enabling the company to appropriately size needed production facilities and await required government approvals.

“We are excited to report our first exploration discovery in Colombia. We plan to proceed immediately to drill the nearby Samaria Norte-1 prospect during the second quarter. We are hopeful that our exploration in Colombia, together with our exploration of the Vaca Muerta formation in Argentina, can make solid contributions to the future growth of our company,” said Thomas Bueno, Apco’s president and chief operating officer.

“In addition, we are quite pleased with the results of our development drilling activities this year. Although our earnings during the quarter were up primarily due to increased prices, a 5 percent increase in oil sales volumes from both our consolidated and equity interests compared with first-quarter 2011 made a strong contribution to our improved earnings,” Bueno added.

Dividend Update

Apco’s board of directors has decided to suspend paying a regular quarterly dividend. Most recently, the company had been paying a regular quarterly dividend of 2 cents per share on the company’s shares.

The reduction in the dividend compared with prior periods is designed to provide additional resources for potential investment opportunities and capital for expected development of recent exploration successes as described in this press release.

Apco Oil and Gas International Inc.

Summary of Earnings

(In Thousands of Dollars Except Per Share Amounts)

Three months ended March 31	2012	2011
Operating revenue	30,076	23,083
Costs and operating expenses	25,026	17,260
Investment income	8,338	4,866
Net income attributable to Apco	10,076	8,160
Per share	0.34	0.28

About Apco Oil and Gas International Inc. (NASDAQ: APAGF)

Apco Oil and Gas International Inc. is an international oil and gas exploration and production company with interests in nine oil and gas concessions and two exploration permits in Argentina, and three exploration and production contracts in Colombia. More information is available at www.apcooilandgas.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

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Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Volumes of future oil, natural gas, and LPG production;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of natural gas demand; and

•	Oil and natural gas prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

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Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

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Inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

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Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities and litigation;

•	Political conditions in Argentina, Colombia and other parts of the world;

•	The failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	Risks related to strategy and financing, including the availability and cost of credit;

•	Risks associated with future weather conditions, volcanic activity and earthquakes;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our most recent annual report on Form 10-K filed with the SEC and our quarterly reports on Form 10-Q available from our offices or from our website at www.apcooilandgas.com.